Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated October 1, 2024, and each included in this Post-Effective Amendment No. 121 to the Registration Statement (Form N-1A, File No. 002-57139) of Deutsche DWS Municipal Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated July 23, 2024, with respect to the financial statements and financial highlights of DWS Strategic High Yield Tax-Free Fund and DWS Managed Municipal Bond Fund (two of the funds constituting Deutsche DWS Municipal Trust), which are included in Forms N-CSR for the year ended May 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 23, 2024